Exhibit 99.1

Goldfield Updates on Storm Restoration Activities

          MELBOURNE, Fla., Sept. 6 /PRNewswire-FirstCall/ -- The Goldfield Corporation (Amex: GV), a leading provider of electrical construction services in the southeastern United States, today commented further on its involvement in storm restoration activities.

          Goldfield today announced that at this time it is not contemplated that Southeast Power, Goldfield’s electrical construction subsidiary, will be involved in Gulf coast storm restoration activities.  Goldfield stated that Southeast Power’s work force currently is totally committed to existing construction projects.  To accommodate production schedules and to assure the continued availability of an adequate workforce, contract terms on certain Florida projects have been adjusted to provide for extended hours of operation.  Finally, Goldfield reiterated its previous announcement that it is impossible to gauge how long this special demand for services will continue or its effect on financial results.

          About Goldfield
          Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.

          Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For further details, see the company’s filings with the Securities and Exchange Commission.

           Further Information
          Investors: The Goldfield Corporation, 321-724-1700 or
          investorrelations@goldfieldcorp.com

SOURCE  The Goldfield Corporation
          -0-                                        09/06/2005
          /CONTACT:  Investors:  The Goldfield Corporation, +1-321-724-1700, investorrelations@goldfieldcorp.com/
          /Web site:  http://www.goldfieldcorp.com/